Exhibit 99.1

Contacts:
	Jim Curley	Christopher Bunn
	Chief Financial Officer	Director, Investor Relations
	(510) 420-5000	(510) 420-5150

LeapFrog Reports 1st Quarter Results

Emeryville, Calif. – April 21, 2004 – LeapFrog Enterprises, Inc. (NYSE:LF), a leading developer of innovative technology-based educational products, today reported financial results for the first quarter ended March 31, 2004.

Net Sales

Net sales for the first quarter of 2004 were $71.6 million, compared with $76.7 million in the first quarter of 2003, down 7%.

Segment Results

Net sales from the U.S. Consumer segment were $46.5 million, down 22% from $59.7 million in the first quarter of 2003. Net sales from the International segment were $16.0 million, up 44% from $11.1 million in the first quarter of 2003. Net sales from the Education and Training segment were $9.1 million, up 53% from $5.9 million in the first quarter of 2003. The three segments represented 65%, 22% and 13%, respectively, of consolidated quarterly net sales for the first quarter of 2004, as compared with 78%, 14% and 8% of consolidated quarterly net sales in the first quarter of last year.

Gross Margin

Gross margin was 44.6% in the first quarter of 2004, down from 53.0% in the first quarter of 2003. Gross margin declined largely due to a shift in the mix of products sold in the quarter from higher margin software to platforms and standalone products and a loss of sales leverage against fixed costs.

Net Loss

The company recorded a net loss for the first quarter of 2004 of $(11.8) million, or $(0.20) per share, compared with a net loss for the first quarter of 2003 of $(969,000), or $(0.02) per share.

Balance Sheet – Record Cash Flow From Operations

The company’s balance sheet strengthened significantly in the first quarter as cash and short-term investments increased to an all time high of $201 million, up 57% compared with last year’s first quarter. Net cash provided by operating activities increased to $108.3 million, up 116% from last year’s first quarter, largely due to the collection of year-end accounts receivable.

LeapFrog Reports 1st Quarter Results

April 21, 2004

“While we are disappointed in the low sales in the first quarter, we are very pleased that retail consumer sales for our top four retailers (representing over 80% of our U.S. Consumer net sales) are up over 20% year-to-date,” said Tom Kalinske, chief executive officer. “Clearly retailer orders in this quarter do not match our strong consumer over-the-counter sales. We also have new research that reports that the consumer ownership software-to-hardware tie-ratio for our LeapPad family (My First LeapPad, LeapPad, Quantum Pad, and LeapPad Plus Writing) has increased from a year ago, indicating a healthy business.

“This year we are actively engaged in a number of projects that bode well for the long term success of the company. We are investing in increasing our installed base of platform products, expanding our software offering, increasing our software marketing efforts, and improving our operations and systems infrastructure. We believe these steps are important to our company’s market leadership in 2004 and beyond as we continue to provide enjoyable and effective learning products for all stages of a child’s life.”

The company is revising its published guidance to incorporate first quarter actual results and revised full year expectations based on more conservative expectations for the remainder of the year, as follows:

Outlook for 2004

•	Net Sales of $770 to $800 million

•	Gross Profit Margin of 48% to 49% of net sales

•	Operating expenses of 33% to 35% of net sales

•	Fully diluted share count of approximately 63 million

•	Diluted net income per share of $1.18 to $1.28

Conference Call

A conference call will be held today, Wednesday, April 21 at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to discuss these announcements and to provide further discussion of results for the quarter and outlook for the remainder of 2004. A live web cast of the conference call will be offered on LeapFrog’s investor relations website at www.leapfroginvestor.com and on www.ccbn.com. A replay of the web cast will be available on these websites through June 30, 2004. To participate in the call, please dial (706) 634-0183.

About LeapFrog

LeapFrog Enterprises, Inc. is a leading designer, developer and marketer of innovative, technology-based learning products and related proprietary content, dedicated to making learning effective and engaging for all ages, at home and in schools, around the world. The company was founded in 1995 and is based in Emeryville, California. LeapFrog has developed a family of learning platforms that come to life with more than 100 interactive software titles, covering important subjects such as phonics, reading, math, music, geography, social studies, spelling, vocabulary and science. In addition, the company has created more than 35 stand-alone educational products for ages from six months to 16

LeapFrog Reports 1st Quarter Results

April 21, 2004

years. LeapFrog’s award-winning U.S. consumer products are available at major retailers in more than 20 countries around the world. The LeapFrog SchoolHouse curriculum programs are currently in classrooms across the United States with over 200 interactive books and over 450 skill cards representing more than 6,000 pages of educational content. LeapFrog SchoolHouse products have won numerous awards from the education industry, including the Golden Lamp Award and Distinguished Achievement Award from the Association of Educational Publishers, the Award of Excellence from Technology & Learning magazine and the Teacher’s Choice Award from Learning magazine.

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IQUEST, MY FIRST LEAPPAD, MY OWN LEARNING LEAP, LEAPFROG, The LeapFrog Logo, LEAPPAD, LEAPPAD PLUS WRITING, TURBO-TWIST, and QUANTUM PAD are trademarks of LeapFrog Enterprises, Inc.

Forward-Looking Statements

Cautionary Statement Under The Private Securities Litigation Reform Act Of 1995:

Except for the historical information contained herein, this news release contains forward-looking statements, including the financial guidance in the section entitled “Outlook for 2004” and other statements regarding the company’s anticipated product introductions, intent to increase the installed base of platform products, expansion of the company’s software offering, future product tie ratios and anticipated infrastructure improvements. These forward-looking statements involve risks and uncertainties, including: consumer demand for the company’s products, both in the aggregate and in relation to competitive offerings; the company’s ability to adjust manufacturing and shipments to meet shifting customer demand; expenses incurred by the company in expediting shipments to customers; reseller’s changes in their own inventory and stocking models, the financial condition of retailers of the company’s products, the company’s ability to implement planned distribution and supply chain initiatives on time; the company’s ability to invent, develop, introduce and market products in a timely and cost-effective manner; the company’s ability to penetrate the U.S. education market and retail markets internationally; the shelf space allocated to the company by its retail customers; the seasonality of the consumer electronics and toy business at retail; and the acceptance of the company’s products by consumers in the United States and internationally. These and other risks and uncertainties detailed from time to time in the company’s SEC filings, including its 2003 annual report on Form 10-K filed on March 12, 2004, could cause the company’s actual results to differ materially from those discussed in this release. All forward-looking statements are based on information available to the company on the date hereof, and the company assumes no obligation to update such statements.

LeapFrog Reports 1st Quarter Results

April 21, 2004

LEAPFROG ENTERPRISES, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)

	March 31,		December 31, 2003
	2004	2003
	(Unaudited)		(1)
ASSETS
Current assets:
Cash and cash equivalents	$126,545	$107,807	$69,844
Short term investments	74,124	20,211	42,759
Accounts receivable, net	69,170	57,989	281,792
Inventories, net	115,063	81,872	90,897
Prepaid expenses and other current assets	17,239	6,923	8,370
Deferred income taxes	18,774	9,671	11,735

Total current assets	420,915	284,473	505,397

Property and equipment, net	20,923	20,541	20,547
Other assets	6,318	332	1,048
Deferred income taxes	553	10,573	619
Intangible assets, net	30,555	26,031	25,048

Total assets	$479,264	$341,950	$552,659

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$38,607	$23,237	$86,161
Accrued liabilities	26,294	21,201	44,634
Deferred revenue	240	2,186	1,417
Income taxes payable	3,069	—	4,729

Total current liabilities	68,210	46,624	136,941

Deferred rent and other long term liabilities	540	573	572
Deferred income taxes	31	3,344	—
Total stockholders’ equity	410,483	291,409	415,146

Total liabilities and stockholders’ equity	$479,264	$341,950	$552,659

(1)	Derived from audited financial statements.

LeapFrog Reports 1st Quarter Results

April 21, 2004

LEAPFROG ENTERPRISES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended Mar. 31,
	2004	2003
Net sales	$71,632	$76,733
Cost of sales	39,684	36,092

Gross profit	31,948	40,641
Operating expenses:
Selling, general and administrative	26,769	21,521
Research and development	13,946	14,404
Advertising	8,686	6,355
Depreciation and amortization	1,793	1,903

Total operating expenses	51,194	44,183

Loss from operations	(19,246)	(3,542)
Interest income, net	245	323
Other income	1,014	1,604

Loss before provision for income taxes	(17,987)	(1,615)
Benefit for income taxes	(6,164)	(646)

Net loss	$(11,823)	$(969)

Net loss per common share - basic and diluted	$(0.20)	$(0.02)

Shares used in calculating net loss per common share - basic and diluted	59,373	55,162

LeapFrog Reports 1st Quarter Results

April 21, 2004

LEAPFROG ENTERPRISES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2004	2003
Net loss	$(11,823)	$(969)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	4,248	3,867
Allowances for accounts receivable	6,833	3,173
Deferred income taxes	(6,942)	631
Deferred rent	(32)	23
Deferred revenue	(1,177)	(820)
Amortization of deferred compensation	481	557
Stock option compensation related to nonemployees	135	220
Tax benefit from exercise of stock options and other	3,179	11,194
Amortization of bond premium	50	(18)

Other changes in operating assets and liabilities:
Accounts receivable	205,789	108,508
Inventories	(24,166)	2,588
Prepaid expenses and other current assets	(451)	(2,539)
Notes receivable due from related parties	—	276
Other assets	(270)	152
Accounts payable	(47,554)	(35,606)
Accrued liabilities	(18,340)	(19,332)
Income taxes payable	(1,660)	(21,832)

Net cash provided by operating activities	108,300	50,073

Investing activities:
Purchases of property and equipment	(4,131)	(4,009)
Purchase of intangible assets	(6,000)	(3,000)
Purchases of short term investments	(60,854)	(20,193)
Sale of short term investments	16,021	—

Net cash used in investing activities	(54,964)	(27,202)

Financing activities:
Proceeds from the payment of notes receivable from stockholders	—	2,624
Proceeds from the exercise of stock options and employee stock purchase plan	3,410	9,042

Net cash provided by financing activities	3,410	11,666

Effect of exchange rate changes on cash	(45)	(57)

Increase in cash and cash equivalents	56,701	34,480
Cash and cash equivalents at beginning of year	69,844	73,327

Cash and cash equivalents at end of period	$126,545	$107,807